Exhibit 99

Condensed Consolidating Financial Information
The following tables set forth the condensed consolidating financial statements as of June 30, 1995 and for the six months then ended of Tosco, Bayway and Tosco's other subsidiaries. They are provided to meet the reporting and informational requirements of Bayway as guarantor of the 81/4% First Mortgage Bonds.


                                                Condensed Consolidated Balance Sheet
                                                             (Thousands of Dollars)
                                                       For the Six Months Ended June 30, 1995

                                                   Tosco           Bayway        Minor Subs
                                                  (Issuer)      (Guarantor)   (Non-guarantors)     Eliminations     Consolidated


Assets
Cash and cash equivalents                         $13,851        ($1,690)       $    903                            $   13,064
Short-term investments and deposits                 2,381         12,954          23,200                                38,535
Other current assets (a)                          210,340        453,866         130,219              -                794,425
     Total current assets                         226,572        465,130         154,322              -                846,024
Other assets                                      735,962        247,234          50,807            (4,366)          1,029,637
Investment in Bayway and other subsidiaries       239,834          -                -             (239,834)               -
Intercompany receivables                          206,213          -                  -           (206,213)               -
Total assets                                   $1,408,581       $712,364        $205,129         ($450,413)         $1,875,661

Liabilities and shareholders' equity
Current liabilities                              $237,526        $275,353        $75,297                              $588,176
Revolver and long-term debt                       534,942         116,000          4,670                               655,612
Other liabilities                                  57,269                            126            (4,366)             53,029
Intercompany liabilities                             -            111,418         94,795          (206,213)               -
Shareholders' equity                              578,844         209,593         30,241          (239,834)            578,844
   Total liabilities and shareholders' equity  $1,408,581        $712,364       $205,129         ($450,413)         $1,875,661

                                                                 Condensed Consolidating Statement of Income
                                                                       (Thousands of Dollars)
                                                                 For the Six Months Ended June 30, 1995
Sales                                          $1,533,041     $1,724,468        $397,033          ($54,185)         $3,600,357
Cost of sales                                   1,489,886      1,670,042         393,170           (54,185)          3,498,913
Operating contribution                             43,155         54,426           3,863               -               101,444
Selling, general and administrative expense (b)    31,291         13,227             378                                44,896
Interest expense, net                              18,922         10,602            (323)              -                29,201
Income (loss) before provision for income taxes    (7,058)        30,597           3,808               -                27,347
Provision (credit)  for income taxes               (2,694)        12,086           1,504               -                10,896
Net income (loss)                                 ($4,364)       $18,511          $2,304         $     -               $16,451

        (a)   Inventories are valued at the lower of LIFO cost or market value which is measured on a consolidated basis.
        (b)   The condensed consolidating statement of income does not
reflect an allocation of a portion of aggregate
corporate selling, general and administrative expense of $ 8,842,000 to
Bayway and the Minor Subsidiaries.  Tosco may allocate such costs in the future.

                                        Condensed Consolidated Statement of Cash Flows
                                                  (Thousands of Dollars)

                                           For the Six Months Ended June 30,
1995
                                          Tosco       Bayway        Minor       Subs
                                         (Issuer)    (Guarantor)  (Non-guarantors)  Eliminations   Consolidated

Cash flows from operating activities:
  Net income (loss)                        ($4,364)     $18,511      $2,304                          $16,451
  Depreciation and amortization,            37,190       13,629       1,061                           51,880
     Changes in working capital            103,063       92,413     (77,031)                         118,445
     Other                                  (1,291)         (73)       (570)               -          (1,934)
 Net cash provided by (used in)
 operating activities                      134,598      124,480     (74,236)               -         184,842

Cash flows from investing activities:
     Increase in long-term assets         (116,887)     (14,632)     (11,275)                        (142,794)
      Intercompany transfers               (48,105)     (37,589)      85,694                             -
     Intercompany dividend                    (297)         297         -                  -            -
     Net change in short-term investments
        and deposits                          (911)      (4,787)     (2,008)               -          (7,706)
     Net cash provided by (used in)
         investing activities             (166,200)      (56,711)    72,411                -        (150,500)

Cash flows from financing activities:
 Borrowings (repayments) under revolver, net 57,000      (89,000)                                    (32,000)
     Dividends on Common Stock              (11,858)                                                 (11,858)
     Other                                   (1,213)         -         -                   -          (1,213)
     Net cash provided by (used in)
           financing activities              43,929      (89,000)      -                   -         (45,071 )

Net increase (decrease) in cash
      and cash equivalents                   12,327      (21,231)    (1,825)                         (10,729)
Cash and cash equivalents at
     beginning of period                      1,524       19,541      2,728                -          23,793

Cash and cash equivalents
      at end of period                      $13,851      ($1,690)      $903            $   -         $13,064

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